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wordml013fSUB ITEM 77Q1(e)



An Amendment dated September 1, 2008, to the Investment Advisory Agreement, dated January 1, 2002, by and between MFS Series Trust IV, on behalf of MFS Government Money Market Fund, MFS Mid Cap Growth Fund and MFS Money Market Fund, and Massachusetts Financial Services Company, is contained in Post Effective Amendment No. 48 to the Registration Statement of MFS Series Trust IV (File Nos. 2-54607 and 811-2594), as filed with the Securities and Exchange Commission via EDGAR on December 23, 2008, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.